As filed with the Securities and Exchange Commission on August 20, 2002
                                                      Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ---------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933
                                ---------------
                              E*TRADE GROUP, INC.
             (Exact name of registrant as specified in its charter)
                                ---------------
           Delaware                                    94-2844166
 (State or Other Jurisdiction of                    (I.R.S. Employer
 Incorporation or Organization)                  Identification Number)
                                ---------------
                              4500 Bohannon Drive
                          Menlo Park, California 94025
                                 (650) 331-6000
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                 of Registrant's Principal Executive Offices)
                                ---------------
                              Christos M. Cotsakos
                      Chairman and Chief Executive Officer
                              E*TRADE Group, Inc.
                              4500 Bohannon Drive
                          Menlo Park, California 94025
                                 (650) 331-6000
         (Name and Address, Including Zip Code, and Telephone Number,
                  Including Area Code, of Agent For Service)
                                ---------------
                                    Copy to:
                             Bruce K. Dallas, Esq.
                             Davis Polk & Wardwell
                              1600 El Camino Real
                              Menlo Park, CA 94025
                                 (650) 752-2000
                                ---------------
     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                                ---------------

                        CALCULATION OF REGISTRATION FEE
=================================================================================================================================
                                                               Proposed Maximum         Proposed Maximum
     Title to Each Class of                                   Offering Price Per       Aggregate Offering           Amount of
   Securities to be Registered     Amount to Be Registered         Share(1)                 Price(1)             Registration Fee
---------------------------------- ------------------------ ------------------------ ------------------------ -------------------
Common Stock, par value $0.01
per share                                  474,496                   $4.22                 $2,002,373                  $184
=================================================================================================================================

(1) The price of $4.22, which was the average of the high and low prices of the Common Stock on the New York Stock Exchange on August 16, 2002, is set forth solely for the purpose of computing the registration fee pursuant to Rule 457(c).
                                ---------------

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION CONTAINED IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  SUBJECT TO COMPLETION, DATED AUGUST 20, 2002

PROSPECTUS




                                 474,496 Shares

                              E*TRADE GROUP, INC.
                                  Common Stock


                  This prospectus relates to the offer and sale from time to time of 474,496 shares of our common stock held by the stockholders named in this prospectus.

                  The prices at which selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.

                  The shares offered by this prospectus were originally issued in connection with a private placement of our common shares to A.B. Watley Group, Inc.

                  Our common stock is listed on the New York Stock Exchange under the symbol "ET." On August 16, 2002, the closing price for our common stock was $4.37.

                  Investing in our common stock involves risks. See "Risk Factors" included in this prospectus beginning on page 7.

                        -------------------------------

                  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                        -------------------------------





================================================================================

                  The date of this prospectus is August , 2002

                               TABLE OF CONTENTS

Special Note Regarding Forward-Looking Statements..............................2
E*TRADE Group, Inc.............................................................3
Recent Developments............................................................5
Risk Factors...................................................................7
Market for Our Common Equity..................................................18
Plan of Distribution..........................................................19
Selling Stockholders..........................................................22
Available Information.........................................................23
Incorporation of Certain Documents by Reference...............................23
Legal Matters.................................................................25
Experts.......................................................................25

     You should rely only on the information contained in or incorporated by reference in this prospectus. No one has been authorized to provide you with different information. This prospectus is not an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or in any prospectus supplement is accurate as of any date other than the date on the front of the document.

               SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

     Any statements in this prospectus and in our filings with the Commission incorporated by reference in this prospectus that are not statements of historical information are forward-looking statements made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. These forward-looking statements, as well as other oral and written forward-looking statements made by or on behalf of us from time to time, including statements contained in our other filings with the Commission and our reports to shareowners, involve known and unknown risks and assumptions about our business and other factors which may cause our actual results in future periods to differ materially from those expressed in any forward-looking statements. Any such statement is qualified by reference to the risks and factors discussed under "Risk Factors" beginning on page 7 of this prospectus. We caution that the risks and factors discussed in this prospectus are not exclusive. We have no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or risks. New information, future events or risks may cause the forward-looking events we discuss in this prospectus and in the filings with the Commission we incorporate by reference in this prospectus not to occur.

                              E*TRADE GROUP, INC.

     E*TRADE Group, Inc., a diversified financial services holding company, by and through its subsidiaries is a global provider of financial services to retail, corporate and institutional customers. Building on our foundation in online investing, we have expanded to provide retail customers with an integrated and personalized suite of investing, banking, lending, planning and advice services primarily through online channels, under our new brand, "E*TRADE Financial." In the United States, we also offer corporate services, including employee stock plan administration, market-making services to brokerage firms, as well as onsite trading services. In addition, we provide global institutional customers with a range of securities brokerage products and services, including institutional trading. A key tenet of our strategy is to use our proprietary technology and the Internet to deliver an integrated, personalized and value-added financial services experience to all of our customers. We execute against this strategy through the services provided by our wholly-owned subsidiaries, including, but not limited to, E*TRADE Securities, Incorporated, referred to in this prospectus as E*TRADE Securities, a securities broker-dealer, TIR (Limited) Holdings, a provider of global securities brokerage and other related services to institutional clients, E*TRADE Financial Corporation, referred to in this prospectus as ETFC, a provider of financial services whose primary business is conducted by its subsidiary, E*TRADE Bank, referred to in this prospectus as the Bank. The Bank is a federally chartered savings bank that provides credit products and deposit products insured by the Federal Deposit Insurance Corporation, commonly referred to as the FDIC, to customers nationwide.

     We offer financial products and services in the following three primary categories:

     o Domestic retail brokerage - our domestic retail brokerage products and services include fully-automated stock, option, fixed income and mutual fund order processing, online investment portfolio tracking, market making activities in listed and over-the-counter issues, onsite trading services and access to financial market news and information. Revenues from these products and services were 53% of our net revenues for the fiscal year ended December 31, 2001 and 50.1% of our net revenues for the six months ended June 30, 2002.

     o Banking - through our banking operations, we provide a wide range of FDIC-insured and other banking products and services through the Internet, telephones and ATMs. Revenues from these products and services were 28.6% of our net revenues for the fiscal year ended December 31, 2001 and 32.2% of our net revenues for the six months ended June 30, 2002.

     o Global and institutional - our global brokerage products and services are similar to those of our domestic retail brokerage operations except that they are provided to foreign investors through our international subsidiaries. Our institutional brokerage products and services are provided to institutional investors as opposed to retail investors. Revenues from these products and services were 12.9% of our net revenues for the fiscal year ended December 31, 2001 and 12.3% of our net revenues for the six months ended June 30, 2002.

     In addition, we provide wealth management and other services consisting primarily of our mutual fund operations and stock option and stock purchase plan services provided to corporations. Revenues from these wealth management and other services were 5.5% of our net revenues for the fiscal year ended December 31, 2001 and 5.4% of our net revenues for the six months ended June 30, 2002.

     We provide service 24 hours a day, 7 days a week, by means of the Internet, automated telephone service, direct modem access, Internet-enabled wireless devices and live telephone support. In addition, customers can visit any of five E*TRADE Financial Centers located in New York City, Boston, Beverly Hills, Denver and San Francisco or our E*TRADE Financial Zones located in select SuperTarget(R) stores across the country. Customers can also access their cash through our network of more than 11,000 automated teller machines.

     Our proprietary transaction-enabling brokerage system includes a wide variety of functions and services that allow customers to open and monitor investment accounts and to place orders for equity, option, mutual fund and fixed income transactions. The primary components of our transaction-enabling system include a graphical user interface, the session manager, the transaction process monitor, the data manager and the transaction processor. As our proprietary transaction-enabling system is designed and proven to be a flexible, "front-end" system, we are able to integrate it with a wide range of computing platforms used throughout the financial services industry in executing electronic commerce transactions. We believe that our proprietary technology can be adapted to provide transaction-enabling services in the financial services industry, including, but not limited to, investment banking, insurance and correspondent clearing operations.

     Our principal executive office is located at 4500 Bohannon Drive, Menlo Park, California 94025. Our telephone number is (650) 331-6000. The address of our web site is www.etrade.com. The information on our web site does not form part of this prospectus. References to E*TRADE, "we", "us" and "our" in this prospectus refer to E*TRADE Group, Inc. and its subsidiaries unless the context requires otherwise.

                              RECENT DEVELOPMENTS

     On January 1, 2002, we adopted SFAS No. 142, Goodwill and Other Intangible Assets, which requires that all intangible assets with finite useful lives be amortized and that goodwill and intangible assets with indefinite lives not be amortized, but rather tested upon adoption and at least annually for impairment. In accordance with SFAS No. 142, we discontinued the amortization of our recorded goodwill as of that date, identified our reporting units based on our current segment reporting structure and allocated all recorded goodwill, as well as other assets and liabilities, to the reporting units. We determined the fair value of our reporting units utilizing discounted cash flow models and relative market multiples for comparable businesses. We then compared the fair value of each of our reporting units to its carrying value. As previously reported in our Quarterly Report on Form 10-Q for the period ended June 30, 2002, this evaluation indicated that goodwill associated with our reporting units in the global and institutional segment and our wealth management segment were impaired. This impairment is primarily attributable to the change in the evaluation criteria for goodwill from an undiscounted cash flow approach, which was previously utilized under the guidance in Accounting Principle Board Opinion No. 17, to the fair value approach, which is stipulated in SFAS No.
142. A non-cash charge totaling $299.4 million has been recorded as a change in accounting principle effective January 1, 2002 to write-off goodwill of $292.6 million in the global and institutional segment and $6.8 million in the wealth management segment.

     The changes in carrying value of the remaining goodwill following this impairment write down, by segment, as of June 30, 2002 was (in thousands):

                                               Domestic
                                                Retail
                                              Brokerage
                                              and Other     Banking     Total
                                              ---------    --------    --------

Balance as of January 1, 2002 .............    $147,336    $114,046    $261,382
Goodwill due to Tradescape acquisition ....      71,708        --        71,708
                                               --------    --------    --------
Balance as of June 30, 2002 ...............    $219,044    $114,046    $333,090
                                               ========    ========    ========

     A reconciliation of previously reported net income and earnings per share to the amounts adjusted for the exclusion of goodwill amortization is provided below (in thousands except per share amounts):

                                                                        Three Months
                                                         Year Ended         Ended       Year Ended      Year Ended
                                                        December 31,    December 31,   September 30,  September 30,
                                                            2001            2000           2000            1999
                                                        ------------    ------------   -------------  -------------
     Reported income (loss) before extraordinary items
      and cumulative effect of accounting change .......   $(270,801)    $     1,436    $    19,152      $ (54,315)
     Add:  Goodwill amortization .......................      29,208           6,549         21,835          2,439
                                                           ---------     -----------    -----------      ---------
     Adjusted income (loss) before extraordinary items .    (241,593)          7,985         40,987        (51,876)
     Extraordinary items and cumulative effect of
       accounting change................................      29,269             (83)            --         (2,454)
                                                           ---------     -----------    -----------      ---------
     Adjusted net income (loss) ........................   $(212,324)    $     7,902    $    40,987      $ (54,330)
                                                           =========     ===========    ===========      =========
Basic earnings per share

     Reported income (loss) per share before
      extraordinary items and cumulative effect of
      accounting change ................................   $   (0.81)    $      0.00    $      0.06      $   (0.20)
     Goodwill amortization per share ...................        0.09            0.03           0.08           0.00
     Extraordinary items and cumulative effect of
       accounting change per share .....................        0.08              --             --           0.00
                                                           ---------     -----------    -----------      ---------
     Adjusted net income (loss) per share ..............   $   (0.64)    $      0.03    $      0.14      $   (0.20)
                                                           =========     ===========    ===========      =========


                                                         5

Diluted earnings per share
     Reported income (loss) per share before
      extraordinary items and cumulative effect of
      accounting change ................................   $   (0.81)    $      0.00    $      0.06      $   (0.20)
     Goodwill amortization per share ...................        0.09            0.02           0.07           0.00
     Extraordinary items and cumulative effect of
       accounting change per share .....................        0.08              --             --           0.00
                                                           ---------     -----------    -----------      ---------
     Adjusted net income (loss) per share ..............   $   (0.64)    $      0.02    $      0.13      $   (0.20)
                                                           =========     ===========    ===========      =========


     Shares used to calculate per share data
     Basic .............................................     332,370         311,413        301,926        272,832
     Diluted ...........................................     332,370         321,430        319,336        272,832

                                  RISK FACTORS

     RISKS RELATING TO THE NATURE OF THE ONLINE FINANCIAL SERVICES BUSINESS

We face competition from competitors, some of whom have significantly greater financial, technical, marketing and other resources, which could cause us to lower our prices or to lose a significant portion of our market share

     The market for financial services delivered through technology-enabled media, including the Internet is rapidly evolving and intensely competitive. We expect competition to continue and intensify in the future. We face direct competition from retail and institutional brokerage firms, banks, thrifts and other savings and lending institutions, mortgage companies, specialists, market makers, insurance companies, electronic communication networks ("ECNs"), mutual fund companies, credit card companies, Internet portals, providers of equity compensation and other corporate-focused financial products, financial advisors, financial media providers and other financial products and services organizations.

    Many of our competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than we do. In addition, many of our competitors offer a wider range of brokerage, lending, banking, advisory and other financial services and products than we do, and thus may be able to respond more quickly to new or changing opportunities or demands. Many of our competitors also have greater name recognition and/or greater acceptance as providers of a full range of financial products and services, and larger customer bases that could be leveraged, thereby gaining market share from us. These competitors may conduct more extensive promotional activities and offer better terms and lower prices to customers than we do, possibly even sparking price wars in various areas of the financial service industry in which we compete. Moreover, some of our competitors have established cooperative relationships among themselves or with third parties to enhance their services and products. It is possible that new competitors, alliances or industry consolidation among existing or future competitors may significantly reduce our market share or our ability to compete effectively.

If we do not act or are unable to take advantage of consolidation opportunities in the online financial services industry, or if we overextend our consolidation efforts, we could be at a competitive disadvantage, or lose our independence

    There has been significant consolidation in the online financial services industry over the last several years, particularly in those financial services primarily offered on-line, and the consolidation is likely to continue and even accelerate in the future. Should we fail to take advantage of viable consolidation opportunities, we could be placed at a competitive disadvantage relative to our competitors who have taken appropriate advantage of these opportunities. Similarly, if we overextend our efforts in such a way that we acquire businesses that we are unable to integrate or properly manage, we could also be placed at a competitive disadvantage relative to competitors who did not make such consolidation investments. In addition, our diversification strategy could make us unattractive to potential acquirors whose business lines are not as diverse as ours, thereby limiting shareowner value.

As a significant portion of our revenues come from online investing services, downturns or disruptions in the securities markets have harmed and could further significantly harm our business, including by reducing transaction volumes and margin borrowing and increasing our dependence on our more active customers who receive lower prices

    A significant portion of our revenues in recent years has been from online investing services, and although we continue to diversify our revenue sources, we expect this business to continue to account for a significant portion of our revenues in the foreseeable future. We, like other financial services firms, are directly affected by economic and political conditions, broad trends in business and finance, and changes in volume and price levels of securities and futures transactions. The U.S. securities markets are characterized by considerable fluctuation and downturns in these markets have harmed our operating results, including our transaction volume and the rate of growth of new accounts, and could continue to do so in the future.

     Significant downturns in the U.S. securities markets occurred in October 1987 and October 1989, and a significant downturn has been occurring since March 2000. Consequently, transaction volume has decreased industry-wide, and many broker-dealers, including E*TRADE Securities, have been adversely affected. The decrease in transaction volume has been more significant with respect to our less active customers, increasing our dependence on our more active Power E*TRADE and Tradescape customers who receive more favorable pricing based on their transaction volume. Decreases in volumes, as well as security prices, are also typically associated with a decrease in margin borrowing. Because we generate revenue from interest charged on margin borrowing, such decreases result in a reduction of revenue to E*TRADE Securities. When transaction volume is low, our operating results are harmed in part because some of our overhead costs remain relatively fixed. The possibility exists that prices and transaction volumes in U.S. securities markets will continue to move downward, either of which could harm our business going forward. Some of our competitors with more diverse product and service offerings might withstand such a downturn in the securities industry better than we could.

Downturns in the securities markets increase the risk that parties to margin lending or stock loan transactions with us will fail to honor their commitments and that the value of the collateral we hold in connection with those transactions will not be adequate, increasing our risk of losses from our margin lending or stock loan activities

    We sometimes allow customers to purchase securities on margin, and we are therefore subject to the risk inherent in extending credit. This risk is especially great when the market declines rapidly and the value of the collateral we hold could potentially fall below the amount of a customer's indebtedness. Similarly, as part of our broker-dealer operations, we frequently enter into arrangements with other broker-dealers for the lending of various securities. Under specific regulatory guidelines, any time we borrow or lend securities, we must simultaneously disburse or receive cash deposits. If we fail to maintain adequate cash deposit levels at all times, we risk losses if there are sharp changes in market values of many securities and the counterparties to the borrowing and lending transactions fail to honor their commitments. The significant downturn in public equity markets since their record high in March 2000 has led to a greater risk that parties to stock lending transactions may fail to meet their commitments. Any such losses could harm our financial position and results of operations.

If we are unsuccessful in managing the effects of changes in interest rates and the interest-bearing assets in our portfolio, our financial condition and results of operations could suffer

     The results of operations for the Bank depend in large part upon the level of its net interest income, that is, the difference between interest income from interest-earning assets (such as loans and mortgage-backed securities) and interest expense on interest-bearing liabilities (such as deposits and borrowings). Changes in market interest rates and the yield curve could reduce the value of the Bank's financial assets and thereby reduce net interest income. Fixed-rate investments, mortgage-backed and related securities and mortgage loans generally decline in value as interest rates rise. Many factors affect interest rates, including governmental monetary policies and domestic and international economic and political conditions. Currently, the Bank's net interest income would be harmed by material fluctuations in interest rates.

    The Bank attempts to mitigate this interest rate risk by using derivative contracts that are designed to offset, in whole or in part, the variability in value or cash flow of various assets or liabilities caused by changes in interest rates. There can be no assurances that these derivative contracts move either directionally or proportionately as intended. SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which we adopted on October 1, 2000 and have followed since that time, requires that the hedge ineffectiveness, or the difference between the changes in value of the hedged item versus the change in value of the hedging instruments, be recognized in earnings as of the reporting date. Our financial results may prove to be more volatile due to this reporting requirement.

    Further, as part of its diversified portfolio of interest-bearing assets, the Bank holds a portfolio of corporate bonds. With the downturn in the securities markets and general economic conditions, there is a risk that some of these corporate bonds may become impaired before they reach maturity, or that upon maturity they may not realize their full principal value. If this were to occur, the Bank's portfolio could suffer impairment charges as losses are realized, and ultimately our financial position could suffer.

The Bank's diversification of its asset portfolio to include higher-yielding investments which carry a higher inherent risk of default in its portfolio may increase the risk of charge-offs which could reduce our profitability

    As the Bank diversifies its asset portfolio through purchases of higher-yielding asset classes, such as automobile loans and recreational vehicle loans, we will have to manage assets that carry a higher inherent risk of default than we have experienced with our existing portfolio. Consequently, the level of charge-offs associated with these assets may be higher than previously experienced. If expectations of future charge-offs increase, a corresponding increase in the amount of our loan loss allowance would be required. The increased level of provision for loan losses recorded to meet additional loan loss allowance requirements could adversely impact our financial results if those higher yields do not cover the provision for loan losses.

If we are unable to quickly introduce new products and services that satisfy changing customer needs, we could lose customers and have difficulty attracting new customers

    Our future profitability depends significantly on our ability to innovate by developing, maintaining and enhancing our services and products. There are significant challenges to such development, maintenance and enhancement, including technical risks. There can be no assurance that we will be successful in achieving any of the following:

     o    effectively using new technologies;

     o adapting our services and products to meet emerging industry standards; or

     o developing, introducing and marketing new services and products to meet customer demand.

     If we are unable to develop and introduce enhanced or new services and products quickly enough to respond to market or customer requirements, or if they do not achieve market acceptance, our business could be harmed.

Risks associated with trading transactions at our specialist/market maker could result in trading losses

    A majority of our specialist and market making revenues at Dempsey are derived from trading by Dempsey as a principal. Dempsey may incur trading losses relating to the purchase, sale or short sale of securities for its own account. In any period, Dempsey also may incur trading losses in its specialist stocks and market maker stocks for reasons such as price declines, lack of trading volume and the required performance of specialist and market maker obligations. From time to time, Dempsey may have large position concentrations in securities of a single issuer or issuers engaged in a specific industry. In general, because Dempsey's inventory of securities is marked to market on a daily basis, any downward price movement in those securities will result in a reduction of our revenues and operating profits. Dempsey also operates a proprietary trading desk separately from its specialist and market maker operations. We may incur trading losses as a result of these trading activities.

Reduced spreads in securities pricing, levels of trading activity and trading through market makers and/or specialists could harm our specialist and market maker business

    The listed marketplaces other than Nasdaq moved from trading using fractional share prices to trading using decimals in January 2001, and the Nasdaq initiated decimalization in March 2001. As a result, spreads that specialists and market makers receive in trading equity securities have declined and may continue to decline, which could harm revenues generated by Dempsey and, in turn, harm our operating results. Also, the advent of decimalization led to a decline in order flow revenue received by us from market makers and marketplaces. Similarly, a reduction in the volume and/or volatility of trading activity could also reduce spreads that specialists and market makers receive, also harming revenues generated by Dempsey and, in turn, our operating results.

    Alternative trading systems that have developed over the past few years could also reduce the levels of trading of exchange-listed securities through specialists and the levels of over-the-counter trading through market makers, also potentially harming Dempsey's, and in turn, our revenues. We cannot assure that these developments will not cause a decrease in the transaction volumes of Dempsey's specialist operations.

    In addition, Electronic Communication Networks, or ECN's, have emerged as an alternative forum to which broker-dealers and institutional investors can direct their limit orders. This allows broker-dealers and institutional investors to avoid directing their trades through market makers. As a result, Dempsey may experience a reduction in its flow of limit orders. It is possible that ECNs will continue to capture a greater amount of limit order flow.

If our international efforts are not successful, our business growth will be harmed and our resources will not have been used efficiently

    One component of our strategy is a planned increase in efforts to attract more international customers. To date, we have limited experience in providing brokerage services internationally, and the Bank has had only limited experience providing banking services to customers outside the United States. There can be no assurance that we and/or our international licensees will be able to market our branded services and products successfully in international markets.

    In order to expand our services globally, we must comply with the regulatory controls of each specific country in which we conduct business. Our international expansion could be limited by the compliance requirements of other regulatory jurisdictions, including the European Union's Privacy Directive regulating the use and transfer of customer data. We intend to rely primarily on local third parties and our subsidiaries for regulatory compliance in foreign jurisdictions.

    In addition, there are certain risks inherent in doing business in international markets, particularly in the heavily regulated brokerage and banking industries, such as:

     o    unexpected changes in regulatory requirements and trade barriers;

     o    difficulties in staffing and managing foreign operations;

     o    the level of investor interest in cross-border trading;

     o    authentication of online customers;

     o    political instability;

     o    fluctuations in currency exchange rates;

     o reduced protection for intellectual property rights in some countries;

     o seasonal reductions in business activity during the summer months in Europe and certain other parts of the world;

     o the level of acceptance and adoption of the Internet in international markets; and

     o    potentially adverse tax consequences.

    Any of the foregoing could harm our international operations. In addition, because some of these international markets are served through license arrangements with others, we rely upon these third parties for a variety of business and regulatory compliance matters. We have limited control over the management and direction of these third parties. We run the risk that their action or inaction, including their failure to follow proper practices with respect to their own corporate governance, could harm our operations and/or our reputation. Additionally, certain of our international licensees have the right to grant sublicenses. Generally, we have less control over sublicensees than we do over licensees. As a result, the risk to our operations and reputation is higher.

Our failure to successfully integrate the companies that we acquire into our existing operations could harm our business

    In recent years, we have acquired E*TRADE Access, eInvesting, E*TRADE Advisory Services, E*TRADE Technologies, E*TRADE Mortgage, Web Street, several of our international affiliates, Dempsey and Tradescape. We may also acquire other companies or technologies in the future, and we regularly evaluate such opportunities. Acquisitions entail numerous risks, including, but not limited to:

     o difficulty in retaining or hiring skilled personnel who have proven management expertise in the business line we acquire;

     o difficulties in the assimilation and integration of acquired operations and products;

     o    diversion of management's attention from other business concerns;

     o existence of undetected problems or potential liabilities that could have a significant, negative impact on the business or operations of the acquired company;

     o    failure to achieve anticipated cost savings;

     o    failure to retain existing customers of the acquired companies;

     o amortization of acquired intangible assets, with the effect of reducing our reported earnings; and

     o    potential loss of key associates of acquired companies.

    No assurance can be given as to our ability to integrate successfully any operations, technology, personnel, services or new businesses or products that might be acquired in the future. Failure to successfully assimilate acquired organizations could harm our business. In addition, there can be no assurance that we will realize a positive return on any of these investments or that any of our future acquisitions will not be dilutive to earnings.

Our ratio of debt to equity may make it more difficult to make payments on our debts or to obtain financing

    At June 30, 2002, we had an outstanding balance of $695.3 million in convertible subordinated notes. Combined with decreases in shareowners' equity reflecting the facility restructuring and nonrecurring charge in August 2001, the effects of the share buyback program through June 2002, and the cumulative effect of accounting change recorded in the quarter ended March 31, 2002, our ratio of debt (our convertible debt, capital lease obligations and term loans) to equity (expressed as a percentage) was 48% as of June 30, 2002. We may incur additional indebtedness in the future. The level of our indebtedness, among other things, could:

     o    make it more difficult to make payments on our debt;

     o make it more difficult or costly for us to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes;

     o limit our flexibility in planning for or reacting to changes in our business; and

     o    make us more vulnerable in the event of a downturn in our business.

Our efforts to expand recognition of the E*TRADE brand to areas of the financial services industry other than online trading may not be effective

    As we diversify the scope of the products and services we offer, the brand "E*TRADE" or "E*TRADE Financial" may not be as effective for us in the future, which could harm our revenues. In addition, our efforts to further our brand as a diversified financial services institution are largely dependent on our use of effective marketing and advertising efforts. If these efforts are not successful, we will not have used resources effectively.

                RISKS RELATING TO THE REGULATION OF OUR BUSINESS

If changes in government regulation, including banking and securities rules and regulations, favor our competition or restrict our business practices, our ability to attract and retain customers and our profitability may suffer

     The securities and banking industries in the United States are subject to extensive regulation under both federal and state laws. Because we are a self-clearing broker-dealer, we have to comply with many additional laws and rules. These include rules relating to possession and control of customer funds and securities, margin lending and execution and settlement of transactions. Our ability to comply with these rules depends largely on the establishment and maintenance of a qualified compliance system. We are also subject to additional laws and rules as a result of our specialist and market maker operations in Dempsey.

     Similarly, E*TRADE Group and ETFC, as savings and loan holding companies, and E*TRADE Bank, as a federally chartered savings bank and subsidiary of ETFC, are subject to extensive regulation, supervision and examination by the OTS, and, in the case of the Bank, the FDIC. Such regulation covers all banking business, including lending practices, safeguarding deposits, capital structure, record keeping, transactions with affiliates and conduct and qualifications of personnel.

    Because of our international presence, we are also subject to the regulatory controls of each specific country in which we conduct business.

     Because we operate in an industry subject to extensive regulation, the competitive landscape in our industry can change significantly as a result of new regulation, changes in existing regulation, or changes in the interpretation or enforcement of existing laws and rules.

    There can be no assurance that federal, state or foreign agencies will not further regulate our business. We may also be subject to additional regulation as the market for online commerce evolves. We may also be subject to federal, state or foreign money transmitter laws and state and foreign sales or use tax laws. If such laws are enacted or deemed applicable to us, our business or operations could be rendered more costly or burdensome, less efficient or even impossible. Any of the foregoing could harm our business, financial condition and operating results.

If we fail to comply with applicable securities, banking and insurance regulations, we could be subject to disciplinary actions, damages, penalties or restrictions that could significantly harm our business

    The SEC, the NASD or other self-regulatory organizations and state securities commissions can, among other things, censure, fine, issue cease-and-desist orders or suspend or expel a broker-dealer or any of its officers or employees. The OTS may take similar action with respect to our banking activities. Our ability to comply with all applicable laws and rules is largely dependent on our establishment, maintenance and enforcement of an effective compliance system. Our failure to establish and enforce proper compliance procedures, or failure of any of our associates to follow these procedures and applicable laws and regulations, regardless of whether such failure is intentional, could subject us to significant losses, disciplinary or other actions due to actual or claimed noncompliance in the future, which could harm our business.

If we do not maintain the capital levels required by regulators, we may be fined or forced out of business

    The SEC, NASD, OTS and various other regulatory agencies have stringent rules with respect to the maintenance of specific levels of net capital by securities broker-dealers and regulatory capital by banks. Net capital is the net worth of a broker or dealer (assets minus liabilities), less deductions for certain types of assets. If a securities firm fails to maintain the required net capital it may be subject to suspension or revocation of registration by the SEC and suspension or expulsion by the NASD, and could ultimately lead to the firm's liquidation. In the past, our broker-dealer subsidiaries have depended largely on capital contributions by us in order to comply with net capital requirements. If such net capital rules are changed or expanded, or if there is an unusually large charge against net capital, regardless of the basis for such charge, operations that require an intensive use of capital could be limited. Such operations may include investing activities, marketing and the financing of customer account balances. Also, our ability to withdraw capital from brokerage subsidiaries could be restricted, which in turn could limit our ability to pay dividends, repay debt and redeem or purchase shares of our outstanding stock. A large operating loss or charge against net capital could adversely affect our ability to expand or even maintain our present levels of business, which could harm our business. See the footnote regarding regulatory requirements in our most recent financial statements for the minimum net capital requirements for our domestic broker-dealer subsidiaries for the most recent reporting period.

    Similarly, banks, such as the Bank, are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could harm a bank's operations and financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, a bank must meet specific capital guidelines that involve quantitative measures of a bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. A bank's capital amounts and classification are also subject to qualitative judgments by the regulators about the strength of components of the bank's capital, risk weightings of assets and off-balance-sheet transactions, and other factors.

    Quantitative measures established by regulation to ensure capital adequacy require a bank to maintain minimum amounts and ratios of Total and Tier 1 Capital to risk-weighted assets and of Core Capital to adjusted tangible assets. To satisfy the capital requirements for a well capitalized financial institution, a bank must maintain minimum Total and Tier 1 Capital to risk-weighted assets and Core Capital to adjusted tangible assets ratios. See the footnote regarding regulatory requirements in our most recent financial statements for the capital adequacy requirements for the Bank for the most recent reporting period.

Regulatory review of our advertising practices could hinder our ability to operate our business and result in fines and other penalties

    All marketing activities by E*TRADE Securities are regulated by the NASD, and all marketing materials must be reviewed by an E*TRADE Securities Series 24 licensed principal prior to release. The NASD has in the past asked us to revise certain marketing materials. In June 2001, we settled a formal NASD investigation into our advertising practices and were fined by the NASD in connection with three advertisements that were placed in 1999. The NASD can impose certain penalties for violations of its advertising regulations, including:

     o    censures or fines;

     o    suspension of all advertising;

     o    the issuance of cease-and-desist orders; or

     o the suspension or expulsion of a broker-dealer or any of its officers or employees.

    In addition, the federal banking agencies impose restrictions on bank advertising of non-deposit investment products to minimize the likelihood of customer confusion.

If we were deemed to solicit orders from our customers or make investment recommendations, we would become subject to additional regulations that could be burdensome and subject us to fines and other penalties

    If we were deemed to solicit orders from our customers or make investment recommendations, we would become subject to additional rules and regulations governing, among other things, sales practices and the suitability of recommendations to customers. Compliance with these regulations could be burdensome, and, if we fail to comply, we could be subject to fines and other penalties.

Due to our acquisition of ETFC, we are subject to regulations that could restrict our ability to take advantage of good business opportunities and that may be burdensome to comply with

    Upon the completion of our acquisition of ETFC and its subsidiary, the Bank, in January, 2000, we became subject to regulation as a savings and loan holding company. As a result, we, as well as the Bank, are required to file periodic reports with the OTS, and are subject to examination by the OTS. The OTS also has certain types of enforcement powers over ETFC and us, including the ability to issue cease-and-desist orders, force divestiture of the Bank and impose civil money penalties for violations of federal banking laws and regulations or for unsafe or unsound banking practices. In addition, under the Graham-Leach-Bliley Act, our activities are now restricted to activities that are financial in nature and certain real estate-related activities. We may make merchant banking investments in companies whose activities are not financial in nature, if those investments are engaged in for the purpose of appreciation and ultimate resale of the investment and we do not manage or operate the company. Such merchant banking investments may be subject to maximum holding periods and special record keeping and risk management requirements.

    We believe that all of our existing activities and investments are permissible under the new legislation, but the OTS has not yet interpreted these provisions. Even if all of our existing activities and investments are permissible, under the new legislation we will be constrained in pursuing future new activities that are not financial in nature. We are also limited in our ability to invest in other savings and loan holding companies. These restrictions could prevent us from pursuing certain activities and transactions that could be beneficial to us.

     In addition to regulation of us and ETFC as savings and loan holding companies, federal savings banks such as the Bank are subject to extensive regulation of their activities and investments, their capitalization, their risk management policies and procedures and their relationship with affiliated companies. In addition, as a condition to approving our acquisition of ETFC, the OTS imposed various notice and other requirements, primarily a requirement that the Bank obtain prior approval from the OTS of any future material changes to the Bank's business plan. Acquisitions of and mergers with other financial institutions, purchases of deposits and loan portfolios, the establishment of new Bank subsidiaries and the commencement of new activities by Bank subsidiaries require the prior approval of the OTS. These regulations and conditions could place us at a competitive disadvantage in an environment in which consolidation within the financial services industry is prevalent. Also, these regulations and conditions could affect our ability to realize synergies from future acquisitions, could negatively affect both us and the Bank following the acquisition and could also delay or prevent the development, introduction and marketing of new products and services.

                       RISKS RELATING TO OWNING OUR STOCK

Our historical quarterly results have fluctuated and do not reliably indicate future operating results

     We do not believe that our historical operating results should be relied upon as an indication of our future operating results. We expect to experience large fluctuations in future quarterly operating results that may be caused by many factors, including the following:

     o fluctuations in interest rates, which will impact our investment and loan portfolios and the volume of our loan originations;

     o    changes in trading volume in securities markets;

     o the success of, or costs associated with, acquisitions, joint ventures or other strategic relationships;

     o    changes in key personnel;

     o fluctuations in the fair market value of our equity investments in other companies, including through existing or future private investment funds managed by us;

     o    seasonal trends;

     o purchases and sales of securities and other assets as part of the Bank's portfolio restructuring efforts;

     o customer acquisition costs, which may be affected by competitive conditions in the marketplace;

     o the timing of introductions or enhancements to online financial services and products by us or our competitors;

     o    market acceptance of online financial services and products;

     o domestic and international regulation of the brokerage, banking and Internet industries;

     o    accounting for derivative instruments and hedging activities;

     o    changes in domestic or international tax rates;

     o    changes in pricing policies by us or our competitors;

     o    fluctuation in foreign exchange rates; and

     o changes in the level of operating expenses to support projected growth.

    We have also experienced fluctuations in the average number of customer transactions per day. Thus, the rate of growth in customer transactions at any given time is not necessarily indicative of future transaction activity.

We have incurred losses in the past and we cannot assure you that we will be profitable

    Although we earned $32.8 million for the three months ended June 30, 2002, we have incurred operating losses in prior periods and we may incur operating losses in the future. We reported net losses of $276.0 million for the three months ended March 31, 2002, which includes an extraordinary gain on extinguishment of debt of $4.1 million and a cumulative effect of accounting change of $(299.4) million, net loss of $241.5 million in fiscal 2001, which includes facility restructuring and other nonrecurring charges of $202.8 million, net income of $19.2 million in fiscal 2000 and net loss of $56.8 million in fiscal 1999. Although we achieved profitability in fiscal 2000 due in part to sales of investment securities, we cannot assure you that profitability will be achieved in future periods.

    Similarly, from time to time we provide certain guidance or forward looking statements concerning our expected operating metrics for a particular future period, based on good faith estimates. As set forth more particularly in our standard "safe harbor" statements, we cannot assure you that we will meet or exceed any expected operating metrics for any particular period.

The market price of our common stock may continue to be volatile which could cause litigation against us and the inability of shareowners to resell their shares at or above the prices at which they acquired them

    From January 1, 2001 through August 16, 2002, the price per share of our common stock has ranged from a high of $15.38 to a low of $2.81. The market price of our common stock has been, and is likely to continue to be, highly volatile and subject to wide fluctuations due to various factors, many of which may be beyond our control, including:

     o    quarterly variations in operating results;

     o    volatility in the stock market;

     o    volatility in the general economy;

     o large block transactions in our common stock by institutional investors;

     o    changes in investor sentiment;

     o    changes in interest rates;

     o announcements of acquisitions, technological innovations or new software, services or products by us or our competitors; and

     o changes in financial estimates and recommendations by securities analysts.

     In addition, there have been large fluctuations in the prices and trading volumes of securities of many technology, Internet and financial services companies. This volatility is often unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may decrease the market price of our common stock. In the past, volatility in the market price of a company's securities has often led to securities class action litigation. Such litigation could result in substantial costs to us and divert our attention and resources, which could harm our business. Declines in the market price of our common stock or failure of the market price to increase could also harm our ability to retain key associates, reduce our access to capital and otherwise harm aspects of our business.

We may need additional funds in the future which may not be available and which may result in dilution of the value of our common stock

    In the future, we may need to raise additional funds for various purposes, including to expand our technology resources, to hire additional associates, to make acquisitions or to increase the Bank's total assets or deposit base. Additional financing may not be available on favorable terms, if at all. If adequate funds are not available on acceptable terms, we may be unable to fund our business growth plans. In addition, if funds are available, the result of our issuing securities could be to dilute the value of shares of our common stock and cause the market price to fall.

Provisions in our certificate of incorporation and bylaws, our stockholder rights plan, stock incentive plans, contracts and management retention agreements and Delaware law could prevent or delay an acquisition of us that a shareowner may consider to be favorable

    Certain provisions of our certificate of incorporation and bylaws may discourage, delay or prevent a third party from acquiring control of us in a merger, acquisition or similar transaction that a shareowner may consider favorable. Such provisions include:

     o    authorization for the issuance of "blank check" preferred stock;

     o provision for a classified Board of Directors with staggered, three-year terms;

     o    the prohibition of cumulative voting in the election of directors;

     o a super-majority voting requirement to effect business combinations or certain amendments to our certificate of incorporation and bylaws;

     o    limits on the persons who may call special meetings of shareowners;

     o    the prohibition of shareowner action by written consent; and

     o advance notice requirements for nominations to the Board of Directors or for proposing matters that can be acted on by shareowners at shareowner meetings.

     Attempts to acquire control of E*TRADE may also be delayed or prevented by our stockholder rights plan. The stockholder rights plan is designed to enhance the ability of our Board of Directors to protect shareowners against, among other things, unsolicited attempts to acquire control of E*TRADE that do not offer an adequate price to all shareowners or are otherwise not in the best interests of the company and our shareowners. In addition, certain provisions of our stock incentive plans, management retention and employment agreements (including severance payments, stock option acceleration and loan forgiveness with associated tax gross-ups), and Delaware law may also discourage, delay or prevent someone from acquiring or merging with us.

                          MARKET FOR OUR COMMON EQUITY

     The following table shows the high and low sale prices of our common stock as reported by the Nasdaq National Market or the New York Stock Exchange, as applicable (we relisted from the Nasdaq National Market to the New York Stock Exchange in January 2001), for the periods indicated.

                                                               High      Low
                                                             -------   -------
Fiscal 2000:
First Quarter.............................................   $ 40.00    $21.63
Second Quarter............................................   $ 34.25    $19.19
Third Quarter.............................................   $ 31.19    $13.13
Fourth Quarter............................................   $ 20.19    $13.19

Transition Period:
Three Months Ended December 31, 2000......................   $ 16.50    $ 6.66

Fiscal 2001:
First Quarter.............................................   $ 15.38    $ 6.35
Second Quarter............................................   $ 10.20    $ 5.32
Third Quarter.............................................   $  6.82    $ 4.07
Fourth Quarter............................................   $ 11.10    $ 5.59

Fiscal 2002:
First Quarter.............................................   $ 12.64    $ 7.61
Second Quarter............................................   $  9.54    $ 4.60
Third Quarter (through August 16, 2002) ..................   $  5.47    $ 2.81

                              PLAN OF DISTRIBUTION

     We are registering for resale 474,496 shares of our common stock, par value of $0.01 per share, on behalf of A.B. Watley Group Inc., a Delaware corporation, or pledgees, donees, transferees or other successors in interest that receive the shares as a gift, partnership distribution or other non-sale related transfer, together referred to in this prospectus as the selling stockholders. We will receive no proceeds from this offering. All of the shares to be sold under this registration statement were originally issued by us to A.B. Watley Group in a transaction in which A.B. Watley Group received the shares of our common stock in consideration for granting us rights to certain of its software and providing us with transition services related to the software.

     The selling stockholders may sell the shares of common stock from time to time as follows (if at all):

     o    to or through underwriters, brokers or dealers;

     o    directly to one or more other purchasers;

     o    through agents on a best-efforts basis; or

     o    otherwise through a combination of any of these methods of sale.

     If the selling stockholders sell shares of common stock through underwriters, dealers, brokers or agents, those underwriters, dealers, brokers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares of common stock.

     The shares of common stock may be sold from time to time:

     o in one or more transactions at a fixed price or prices, which may be changed;

     o    at market prices prevailing at the time of sale;

     o    at prices related to prevailing market prices;

     o    at varying prices determined at the time of sale; or

     o    at negotiated prices.

     These sales may be effected in transactions:

     o on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale;

     o    in the over-the-counter market;

     o in block transactions in which the broker or dealer so engaged would attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker would act as an agent on both sides of the trade;

     o in transactions otherwise than on exchanges or services or in the over-the-counter market;

     o    through the writing of options; or

     o    through other types of transactions.

     In connection with sales of the common stock or otherwise, the selling stockholders may enter into hedging transactions with brokers-dealers or others, who may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may pledge or grant a security interest in some or all of the common stock and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the common stock from time to time pursuant to this prospectus. The selling stockholders also may transfer and donate shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling stockholders for purposes of this prospectus. The selling stockholders may sell short the common stock and may deliver this prospectus in connection with short sales and use the shares of common stock covered by the prospectus to cover these short sales. In addition, any shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or any other available exemption from registration under the Securities Act may be sold under Rule 144 or another available exemption.

     At the time a particular offering of shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, if any, and any discounts, commissions or concessions allowed or reallowed to be paid to brokers or dealers. A.B. Watley Group has agreed that we will not be required to conduct an underwritten offering.

     A.B. Watley Group has agreed that it shall effect any sales of the common stock offered hereby only through E*TRADE Securities, provided that no commission will be payable by A.B. Watley Group in connection with those sales. To our knowledge, except as disclosed in this prospectus there are currently no other agreements, arrangements or understandings with respect to the sale of any of the shares offered hereby.

     Selling stockholders and any underwriters, dealers, brokers or agents who participate in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act and any profits on the sale of the shares of common stock by them and any discounts, commissions or concessions received by any underwriters, dealers, brokers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

     In the event of any offering of the securities offered hereby, underwriting discounts and commissions received by any NASD member or independent broker-dealer on securities sold in any distribution will not exceed 8% of the offering proceeds.

     The selling stockholders and any other person participating in a distribution of the shares of common stock will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, referred to in this prospectus as the Exchange Act, and the rules and regulations under the Exchange Act, including, without limitation, Regulation M which may limit the timing of purchases and sales of shares of common stock by the selling stockholders and any other person participating in the distribution. Furthermore, Regulation M under the Exchange Act may restrict the ability of any person engaged in a distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock being distributed for a period of up to five business days prior to the commencement of the distribution. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

     The selling stockholders will be responsible for all selling expenses including, but not limited to, selling commissions, underwriting fees, expenses of their counsel and any stock transfer taxes applicable to the sale of the shares of common stock; except we have agreed that we will not charge A.B. Watley Group commissions on any sales effected through E*TRADE Securities. All expenses incurred in connection with the registration, qualification or compliance of the shares, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of our counsel, blue sky fees and expenses and the expense of any special audits incident to or required in connection with any such registration will be borne by us. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares of common stock against certain liabilities, including liabilities arising under the Securities Act.

     Because we are an affiliate of E*TRADE Securities, sales of the shares of common stock under the registration statement of which this prospectus forms a part may be subject to the applicable provisions of Rule 2720 of the National Association of Securities Dealers Rules of Conduct. Because a bona fide independent market exists for the shares of common stock, no "qualified independent underwriter" is required or will be appointed as a result of our affiliation with E*TRADE Securities.

     We have undertaken to keep the registration statement of which this prospectus is a part effective until the earlier to occur of two years from the date the registration statement is declared effective by the Commission, or such time as all of the shares offered hereby have been resold pursuant to a registration statement or in a transaction which is exempt from registration under the provisions of the Securities Act. After such period, if we choose not to maintain the effectiveness of the registration statement of which this prospectus is a part, the securities offered hereby may not be sold, pledged, transferred or assigned, except in a transaction which is exempt from the registration provisions of the Securities Act.

                              SELLING STOCKHOLDERS

     We are registering the shares of common stock offered hereby on behalf of A.B. Watley Group Inc. We are party to a Software License Agreement with A.B. Watley Group, amended as of April 8, 2002, under which A.B. Watley Group grants us rights to certain of its software and provides us with transition services related to that software. There are no other material relationships between A.B. Watley Group and us. The following table sets forth the number and percentage of shares of our common stock owned by A.B. Watley Group, and the number and percentage of our shares of common stock that will be owned by such selling stockholder assuming the sale of all the shares offered hereby:

                                                                                        Number of Shares
                                             Number of Shares of    Number of Shares     of Common Stock
                                                 Common Stock       of Common Stock        Owned After
Name of Selling Stockholder                   Beneficially Owned     Offered Hereby        Offering(1)
---------------------------------------      -------------------    ----------------    -----------------
A.B. Watley Group Inc.                              474,496              474,496                --

Other holders or future transferees,
pledgees, donees or successors of any
holders (2)                                              --                   --                 --
                                                    -------              -------            -------
Total..................................             474,496              474,496                 --

(1)  Assumes the sale of all the shares offered hereby.
(2) Information about other selling stockholders will be set forth in prospectus supplements, if required. Assumes that any other holders of the shares, or any future transferees, pledgees, donees or successors of or from any such other holders of shares, do not beneficially own any common stock other than the shares.

     We prepared this table based on the information supplied to us by the selling stockholders named in the table and we have not sought to verify this information. The selling stockholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their shares of common stock since the date on which the information in the above table is presented. Information about the selling stockholders may change over time. Any changed information will be set forth in supplements or amendments to this prospectus if and when necessary. No selling stockholder currently beneficially owns 1% or more of the outstanding shares of our common stock.

                             AVAILABLE INFORMATION

     We are subject to the informational requirements of the Exchange Act, and in accordance with the Exchange Act file reports, proxy statements, information statements and other information with the Securities and Exchange Commission, referred to in this prospectus as the Commission. Reports, proxy statements and other information filed by us may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and you may obtain information about the operation of these public reference facilities by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's web site is http://www.sec.gov.

     We have filed with the Commission a registration statement on Form S-3 under the Securities Act with respect to the shares of common stock offered by this prospectus, referred to in this prospectus, together with all amendments and exhibits thereto, as the Registration Statement. This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information regarding us and the shares of common stock offered by this prospectus, reference is hereby made to the Registration Statement and to the exhibits and schedules filed with the Registration Statement. The Registration Statement, including the exhibits and schedules filed with the Registration Statement, may be inspected at the public reference facilities maintained by the Commission at Room 450, Fifth Street, N.W., Washington, D.C. 20549 and copies of all or any part may be obtained from that office upon payment of the prescribed fees.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission (File No. 1-11921) pursuant to the Exchange Act are incorporated herein by reference:

     1. Our Annual Report on Form 10-K for the year ended December 31, 2001, filed on April 1, 2002;

     2. Our Quarterly Report on Form 10-Q for the period ended March 31, 2002, filed May 15, 2002;

     3.   Our Current Report on Form 8-K, filed on May 10, 2002;

     4.   Our Current Report on Form 8-K, filed on July 26, 2002;

     5. Our Quarterly Report on Form 10-Q for the period ended June 30, 2002, filed August 12, 2002;

     6.   Our Current Report on Form 8-K, filed on August 12, 2002;

     7. The description of our common stock, $0.01 par value per share, and associated rights, contained in our registration statement on Form 8-A 12B, filed on July 12, 1996, as amended by Amendment No. 1 on Form 8-A12B/A filed on February 12, 2001, including any amendment or report filed for the purpose of updating this description; and

     8. All reports and other documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering.

     Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date of filing of the document. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We will provide upon written or oral request without charge to each person to whom this prospectus is delivered a copy of any or all of the documents which are incorporated in this prospectus by reference (other than exhibits to those documents unless those exhibits are specifically incorporated by reference into the documents that this prospectus incorporates). Written requests for copies should be directed to E*TRADE Group, Inc., Investor Relations, 4500 Bohannon Drive, Menlo Park, California 94025. Our telephone number is (650) 331-6000.

                                 LEGAL MATTERS

     The validity of the securities offered by this prospectus will be passed upon for us by Davis Polk & Wardwell, Menlo Park, California.

                                    EXPERTS

     The consolidated financial statements of E*TRADE Group, Inc. and its consolidated subsidiaries (the "Company") as of December 31, 2001 and September 30, 2000 and for the year ended December 31, 2001, the three months ended December 30, 2000 and the years ended September 30, 2000 and 1999, incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, except for E*TRADE Financial Corporation and subsidiaries ("ETFC") for the years ended September 30, 2000 and 1999, as stated in their report which is incorporated herein by reference and have been so incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     For the years ended September 30, 2000 and 1999, the independent public accountant for ETFC was Arthur Andersen LLP. As a result, the consolidated financial statements of ETFC (consolidated with those of the Company and not presented separately herein) have been audited by Arthur Andersen LLP, as stated in their report incorporated herein by reference. The consolidated financial statements of the Company are incorporated herein by reference in reliance in part upon the report of such firm given upon their authority as experts in accounting and auditing. On March 14, 2002, Arthur Andersen was indicted on federal obstruction of justice charges arising from the government's investigation of Enron Corporation. SEC rules require us to present audited financial statements in various SEC filings, along with Arthur Andersen's consent to our inclusion of its audit report in those filings. Because the engagement partner and audit partner for ETFC have left Arthur Andersen, we have not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen to our naming it in this prospectus as having certified the applicable consolidated financial statements of E*TRADE Financial Corporation and its subsidiaries, as required by Section 7 of the Securities Act. Section 11(a) of the Securities Act, provides that if any part of a registration statement at the time such part becomes effective contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement, or as having prepared or certified any report or valuation which is used in connection with the registration statement, with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant. The SEC recently has provided regulatory relief through Rule 437a under the Securities Act designed to allow companies that file reports with the SEC to dispense with the requirement to file a consent of Arthur Andersen in certain circumstances, but you will not be able to sue Arthur Andersen pursuant to Section 11(a) of the Securities Act and therefore your right of recovery under that section may be limited as a result of the lack of consent. To the extent provided in
Section 11(b)(3)(C) of the Securities Act, however, other persons who are liable under Section 11(a) of the Securities Act, including the Company's officers and directors, may still rely on Arthur Andersen's original audit reports as being made by an expert for purposes of establishing a due diligence defense under Section 11(b) of the Securities Act.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by E*TRADE Group, Inc. in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and NASD filing fee.

               SEC Registration Fee...............      $    184
               NASD Filing Fee                               700
               Legal Fees and Expenses                     9,383
               Accounting Fees and Expenses                6,000
               Miscellaneous                            $  5,000
                                                        --------
                    Total                               $ 21,267
                                                        ========

     * Only represents fees to be paid by the Company, selling stockholders will pay their own legal fees.

     Item 15.  Indemnification of Directors and Officers

     Article Tenth of the registrant's Certificate of Incorporation, as amended, provides that, to the fullest extent permitted by the Delaware General Corporation Law (the "DGCL"), as the same exists or as it may hereafter be amended, as described below, no director of the registrant shall be personally liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

     Article 5 of the registrant's Bylaws further provides that the registrant shall, to the maximum extent and in the manner permitted by the DGCL, as described below, indemnify each of its directors and officers against expenses (including attorneys' fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the registrant.

     In addition, the registrant has entered into indemnification agreements with each of its directors and executive officers, and maintains officers' and directors' liability insurance.

     Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any such action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that the indemnification provided for by Section 145 shall not be deemed exclusive of any other rights which the indemnified party may be entitled; that indemnification provided by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

     Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of the director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

Item 16.  Exhibits

5.1    Opinion of Davis Polk & Wardwell.
23.1   Consent of Deloitte & Touche LLP, independent auditors.
23.2   Consent of Davis Polk & Wardwell (included with Exhibit 5.1).
24.1 Power of Attorney (included on the signature page of this Registration Statement).

Item 17.  Undertakings

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menlo Park, State of California on August 19, 2002.


                                             E*TRADE GROUP, INC.


                                             By: /s/ Leonard C. Purkis
                                                 -------------------------------
                                                 Name:  Leonard C. Purkis
                                                 Title: Chief Financial Officer


                               POWER OF ATTORNEY

     The undersigned officers and directors of E*TRADE Group, Inc., a Delaware corporation, do hereby constitute and appoint Brigitte VanBaelen, Russell S. Elmer and Leonard C. Purkis, and each one of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, or any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

     IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


         Signature                        Title                       Date
         ---------                        -----                       ----


 /s/ Christos M. Cotsakos
----------------------------
   Christos M. Cotsakos        Chairman of the Board and         August 19, 2002
                                 Chief Executive Officer
                                 (Principal Executive Officer)


   /s/ Leonard C. Purkis
----------------------------
     Leonard C. Purkis         Chief Financial Officer           August 19, 2002
                                 (Principal Financial and
                                 Accounting Officer)

         Signature                        Title                       Date
         ---------                        -----                       ----


----------------------------
     William A. Porter         Chairman Emeritus                 August __, 2002



----------------------------
       Peter Chernin           Director                          August __, 2002


   /s/ Ronald D. Fisher
----------------------------
     Ronald D. Fisher          Director                          August 19, 2002



----------------------------
      William E. Ford          Director                          August __, 2002


     /s/ George Hayter
----------------------------
       George Hayter           Director                          August 19, 2002


   /s/ Lewis E. Randall
----------------------------
     Lewis E. Randall          Director                          August 13, 2002


   /s/ Lester C. Thurow
----------------------------
     Lester C. Thurow          Director                          August 13, 2002

                               Index to Exhibits

Exhibit
Number                        Exhibit Title
-------                       -------------
5.1      Opinion of Davis Polk & Wardwell.
23.1     Consent of Deloitte & Touche LLP, independent auditors.
23.2     Consent of Davis Polk & Wardwell (included with Exhibit 5.1).
24.1 Power of Attorney (included on the signature page of this Registration Statement).